REAL ESTATE PURCHASE AND SALE AGREEMENT

PROJECT SOPERTON

BY AND BETWEEN

TREUTLEN COUNTY DEVELOPMENT AUTHORITY

("Seller")

AND

VCI ENERGY INC., A CALIFORNIA CORPORATION, OR ITS PERMITTED ASSIGNEE

("Buyer")

Effective Date: Date of the last signature below

REAL ESTATE PURCHASE AND SALE AGREEMENT

This Real Estate Purchase and Sale Agreement (this "Agreement") is entered into as of the Effective Date by and between TREUTLEN COUNTY DEVELOPMENT AUTHORITY, a Georgia Government development authority ("Seller"), and VCI ENERGY INC., a California corporation, or a project affiliate designated by VCI Energy Inc. before Closing ("Buyer"). Seller and Buyer may each be referred to as a "Party" and together as the "Parties."

RECITALS

A. Seller controls or intends to assemble and convey approximately 7.5 acres of industrial property in Soperton, Treutlen County, Georgia, preliminarily identified on Exhibit A and consisting of an approximately 4.1-acre improved parcel and adjacent parcels of approximately 2.0 acres and 1.4 acres.

B. Buyer intends to evaluate, acquire and develop the Property for a modular, liquid-cooled artificial-intelligence data center and related power, cooling, backup generation, telecommunications, office, storage and support infrastructure (the "Project").

C. The Parties signed a non-binding letter of intent dated July 30, 2026, which the Authority acknowledged on August 4, 2026, and now desire to state their binding agreement concerning the purchase and sale of the Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

BASIC TRANSACTION TERMS

Term	Agreement
Seller	Treutlen County Development Authority.
Buyer	VCI Energy Inc., a California corporation, or a project affiliate designated by VCI Energy Inc. before Closing.
Property

Approximately 7.5 acres in total: an approximately 4.1-acre improved parcel, an approximately 2.0-acre adjacent parcel and an approximately 1.4-acre adjacent parcel, subject to final survey, parcel assembly/recombination and title review.

Purchase Price	US$1,386,000, payable in immediately available funds at Closing, subject to prorations and credits.
Due Diligence Period

Seventy-five (75) days after the Effective Date. Buyer will lead and pay for substantially all due diligence, including direct utility diligence and contracting, project design and initial permit applications. Seller will provide only the materials, access, survey/title obligations and limited cooperation expressly stated in this Agreement.

Closing	On or before the date that is ninety (90) days after the Effective Date, subject to Buyer's limited extension rights in this Agreement.
Earnest Money	US$10,000, fully refundable during the Due Diligence Period and applicable to the Purchase Price at Closing.
Permitting Cooperation

After receiving applicable Buyer plans or requests, Seller will provide commercially reasonable owner authorizations and governmental coordination. Buyer remains responsible for preparing, filing, managing and paying for the applications and all technical responses.

1. PROPERTY AND PURCHASE

1.1 Property. Subject to the terms of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, the approximately 7.5-acre property preliminarily shown on Exhibit A, together with: (a) all buildings, structures and other improvements located on it; (b) all easements, rights-of-way, access rights, utility rights, water and sewer rights, development rights and appurtenances benefiting it; and (c) Seller's assignable plans, studies, reports, warranties and permits relating to it (collectively, the "Property"). The final acreage and legal description will be established by the Survey and parcel assembly/recombination required under Section 5.

1.2 Purchase Price. The purchase price for the Property is One Million Three Hundred Eighty-Six Thousand Dollars (US$1,386,000) (the "Purchase Price"). The Purchase Price will be paid in immediately available funds at Closing, less the Earnest Money and subject to prorations, credits and other adjustments under this Agreement.

1.3 Proposed Use. Buyer may develop and use the Property for the Project and any lawful ancillary or compatible uses, including modular data halls, power and distribution equipment, UPS and battery systems, backup generators, fuel storage, liquid-cooling equipment, dry coolers, telecommunications, security, office, storage, maintenance, roads, parking, stormwater and utility facilities.

2. EARNEST MONEY AND ESCROW

2.1 Deposit. Within five (5) Business Days after the Effective Date, Buyer will deposit Ten Thousand Dollars (US$10,000) (the "Earnest Money") with a Georgia-licensed title company or closing attorney selected by Buyer and reasonably acceptable to Seller (the "Escrow Agent"). The Earnest Money will be held in a non-interest-bearing account unless otherwise agreed.

2.2 Application and Return. The Earnest Money will be applied to the Purchase Price at Closing. If Buyer terminates this Agreement during the Due Diligence Period, or if a Buyer closing condition is not satisfied or waived, the Earnest Money will be promptly returned to Buyer. After expiration of the Due Diligence Period, the Earnest Money will be nonrefundable except as otherwise expressly provided in this Agreement.

3. BUYER-LED DUE DILIGENCE; UTILITY AND PERMITTING; ACCESS; TERMINATION

3.1 Due Diligence Period; Buyer Responsibility. The "Due Diligence Period" begins on the Effective Date and expires at 5:00 p.m. Eastern Time on the seventy-fifth (75th) day after the Effective Date. Buyer, at its sole cost and expense, will be primarily responsible for planning, managing and completing all investigations it considers appropriate, including electric power, water, sewer, fire flow, natural gas, fiber, title, survey, zoning, permitting, environmental, geotechnical, floodplain, wetlands, drainage, stormwater, existing-building, structural, utility, access, tax-incentive and constructability review. Except for Seller's express obligations concerning Seller Materials, access, the Survey, parcel assembly/recombination, title, and the limited governmental and permit cooperation described in Section 4 and Exhibit B, Seller has no obligation to perform Buyer's diligence or to commission, obtain or pay for third-party studies, reports, confirmations or approvals on Buyer's behalf.

3.2 Buyer-Led Utility and Permitting Workstreams. During the Due Diligence Period, Buyer may, at its sole cost and without waiving any termination right or closing condition: (a) communicate and negotiate directly with the applicable electric cooperative, transmission provider and other utilities to investigate, reserve, commit or otherwise secure approximately ten (10) MW of aggregate electric capacity for the Project, including any engineering study, capacity letter, reservation agreement, deposit arrangement, service agreement, construction agreement or similar documentation acceptable to Buyer; and (b) cause its design professionals to prepare and submit conceptual, preliminary and permit-level plans and applications for the Project. Buyer, or a project affiliate designated by Buyer, will be the customer of record and will enter into any electric-utility or other utility agreement directly with the applicable provider. Seller will not be a party to, and will have no payment, performance, capacity, rate or service obligation under, any such agreement, except that Seller will provide reasonable owner consents, access authorizations or property-related easements that are necessary for service to the Property and are reasonably acceptable to Seller, all subject to Section 4 and Exhibit B. Buyer's expenditure of funds, submission of plans, payment of utility or permit fees, or commencement of agency review will not obligate Buyer to waive any condition or complete the purchase.

3.3 Local Consultants and Information Sources. Buyer may retain qualified local attorneys, engineers, surveyors, environmental consultants, title professionals and other consultants to perform the Due Diligence. Buyer will be responsible for requesting and obtaining records, studies, confirmations and other documents directly from electric utilities, water and sewer providers, gas and other energy providers, the City of Soperton, Treutlen County, environmental consultants, regulatory agencies and other relevant third parties. Seller is not expected to possess or furnish every diligence item and is not required to obtain third-party information for Buyer, but will provide materials reasonably available in Seller's possession or control and reasonable introductions or coordination assistance when requested.

3.4 Access. Upon reasonable prior notice, Buyer and its consultants may enter the Property to perform inspections, measurements, surveys and non-destructive testing. Invasive testing, including soil borings or environmental sampling, requires Seller's prior written approval, not to be unreasonably withheld, conditioned or delayed. Buyer will maintain commercially reasonable liability insurance, comply with law, minimize interference and repair material physical damage caused by its activities. Buyer will not be responsible for pre-existing conditions discovered by its activities.

3.5 Buyer Termination Right. Buyer may terminate this Agreement for any reason or no reason by written notice delivered before expiration of the Due Diligence Period. Upon termination, the Earnest Money will be returned to Buyer, the Parties will have no further obligations except those expressly surviving termination, and Buyer will provide Seller copies of final third-party reports paid for by Buyer if Buyer is legally permitted to do so and Seller reimburses Buyer's out-of-pocket cost for the applicable report.

4. LIMITED SELLER MATERIALS; GOVERNMENTAL AND PERMIT COOPERATION

4.1 Seller Materials. Within ten (10) Business Days after the Effective Date, Seller will deliver or make available to Buyer the materials in Seller's possession or control that materially relate to the Property or Project, including prior surveys, deeds, title materials, environmental or geotechnical reports, utility information, building plans, code notices, tax and incentive information, leases, service contracts, easements and pending applications. Seller makes no representation that its files are complete, except that Seller will not knowingly withhold a material document. Seller is not required to create, purchase, commission or obtain any third-party report, utility confirmation, study or approval for Buyer unless this Agreement expressly states otherwise.

4.2 Buyer Plans and Applications. During the Due Diligence Period and after Closing, Buyer may prepare and submit preliminary, conceptual, civil, architectural, structural, electrical, mechanical, utility, fire-protection and site-development drawings and related permit materials (collectively, the "Buyer Plans"). Buyer may phase the Buyer Plans as conceptual, preliminary and permit-level packages and will be responsible, at its cost, for their professional preparation, accuracy, filing, prosecution and technical responses. Buyer may provide copies of the Buyer Plans to Seller when an owner consent, signature, authorization, meeting or other assistance under this Section is reasonably required.

4.3 Limited Seller Permit Assistance. Promptly after receiving the applicable Buyer Plans or a permit-related request, Seller will use commercially reasonable, good-faith efforts to assist Buyer in seeking zoning confirmations, land-use approvals, building permits, site-development permits, fire approvals and other governmental approvals reasonably required for the Project (collectively, the "Project Approvals"). Buyer will lead, manage and prosecute the Project Approval process. Electric and other utility capacity, service terms and utility contracts will be pursued directly by Buyer under Sections 3.2 and 6.1 and are not obligations of Seller. Seller's governmental cooperation will begin during the Due Diligence Period and continue after Closing as provided below. Subject to applicable law and Seller's governing procedures, Seller will:

  provide owner authorizations, consents and signatures reasonably required for applications filed before Closing;
  provide available property and governmental records and any utility information already in Seller's possession or control, and identify appropriate agency or utility contacts known to Seller, without being required to obtain confirmations or studies from those third parties;
  make reasonable introductions and coordinate meetings with Treutlen County, the City of Soperton, building and fire officials, planning and zoning personnel, and other agencies having jurisdiction; at Buyer's request, Seller may introduce Buyer to utility contacts, but Buyer will conduct all substantive utility diligence and negotiations directly;
  execute letters of support, owner affidavits, owner consents, access authorizations and property-related easement instruments reasonably required for the Project Approvals or utility service to the Property, provided the document is legally permissible, reasonably acceptable to Seller, and does not impose material unreimbursed liability, payment obligations or utility-service obligations on Seller;
  reasonably assist Buyer in responding to governmental comments concerning ownership, site control, parcel assembly, access or the Authority's economic-development support; Buyer and its consultants will be responsible for technical, design, environmental and utility comments and responses; and
  not affirmatively oppose the Project or authorize a materially conflicting use or encumbrance affecting the Property before Closing.

4.4 No Approval or Utility Guarantee; Fees. Seller does not guarantee issuance of any Project Approval, availability or timing of utility service, electric capacity, rates, deposits or the action of any independent agency or utility. Buyer will be responsible for conducting the Due Diligence, negotiating and entering into utility contracts, retaining and paying its consultants, and paying all published application, permit, utility-study, reservation, deposit, connection, review and service fees charged to the Project. Seller will bear only its internal staff time and the costs expressly allocated to Seller under this Agreement. The obligations in Sections 4.2 through 4.4 survive Closing for eighteen (18) months or until issuance of the initial building and site-development permits for the Project, whichever first occurs.

5. SURVEY; PARCEL ASSEMBLY; TITLE

5.1 Survey. Within thirty (30) days after the Effective Date, Seller will cause a Georgia-licensed surveyor to prepare a current boundary survey showing the Property, improvements, access, easements, encroachments, rights-of-way and the legal description (the "Survey"). Seller will pay the cost of a standard boundary survey. Buyer will pay the incremental cost of any ALTA/NSPS or additional certification requested by Buyer.

5.2 Parcel Assembly and Recombination. Before Closing, Seller will, at Seller's cost, complete all transfers, subdivisions, recombinations, road-area adjustments, governmental approvals and recordings necessary to create and convey the approximately 7.5-acre Property as one or more legally conveyable parcels with lawful access. Seller will provide recordable final legal descriptions and evidence reasonably satisfactory to Buyer and the title insurer.

5.3 Title Commitment. Buyer will obtain a title commitment from a title insurer selected by Buyer. Buyer may notify Seller of title or survey objections at any time before the earlier of: (a) ten (10) Business Days after Buyer receives both the title commitment and Survey; or (b) the sixty-fifth (65th) day after the Effective Date. Seller will cure, at or before Closing, monetary liens created by Seller, conveyance defects, and objections Seller expressly agrees to cure. Seller will use commercially reasonable efforts to cure other objections.

5.4 Failure to Cure or Assemble. If Seller cannot timely cure an objection or assemble and convey the Property, Buyer may: (a) waive the objection; (b) extend Closing for up to thirty (30) days; or (c) terminate this Agreement and receive the Earnest Money. Seller will not be required to commence litigation or pay an amount exceeding the Purchase Price to cure a non-monetary defect unless Seller agrees in writing.

6. UTILITY, LAND-USE AND INCENTIVE CONDITIONS

6.1 Buyer Utility Responsibility and Closing Condition. Buyer, at its sole cost and expense, will independently confirm the availability, capacity, configuration, rates, delivery schedule and other terms of electric, water, sewer, fire-flow, natural-gas and telecommunications service for the Project. Buyer, or a project affiliate designated by Buyer, will negotiate and enter into directly with the applicable provider any electric-capacity study, reservation, deposit, service, construction or other utility agreement. Seller is not required to obtain, reserve, guarantee, contract for or pay for any utility capacity or service. Buyer's obligation to close is conditioned on Buyer's receipt and written approval, in Buyer's reasonable discretion, of a binding or otherwise commercially satisfactory written commitment, reservation, service agreement, capacity letter or equivalent evidence confirming the availability to the Project of approximately ten (10) MW of aggregate electric capacity, contemplated as two approximately five (5) MW sources operating simultaneously or another configuration acceptable to Buyer. Buyer must also approve the applicable voltage, delivery points, metering, rates, deposits, schedule, required studies and upgrades, together with water availability, pressure and fire-flow capacity, sewer or discharge capability, and available natural-gas and telecommunications service. Seller's role is limited to providing existing information in its possession or control, reasonable introductions, and legally permissible owner consents, access authorizations or property-related easements reasonably necessary for service to the Property. Seller does not warrant utility capacity, service, rates, timing or third-party performance.

6.2 Land-Use and Permit Condition. During the Due Diligence Period, Buyer, through its design professionals and at its cost, intends to advance project design and prepare, submit and prosecute the initial permit and approval packages reasonably necessary to establish the Project's permitting pathway. Buyer's obligation to close is conditioned on Buyer's written determination, in Buyer's reasonable discretion, that: (a) the intended data-center use and associated modular buildings, generators, fuel storage, cooling equipment, utilities, access, stormwater and fire-protection systems are legally and technically approvable; and (b) the applicable agencies have accepted, commenced review of, or otherwise provided a commercially reasonable path for the initial applications. Final issuance of all construction permits is not required before Closing unless Buyer elects otherwise in writing. Seller will provide only the owner-level and governmental cooperation expressly described in Section 4 and Exhibit B, and those obligations survive Closing as stated there.

6.3 Economic Development Incentives. Seller will use good-faith efforts during the Due Diligence Period to document the reduced property-tax millage or an economically equivalent incentive package previously discussed by the Parties, including the term, conditions, Authority fees and any clawback provisions. Buyer's approval of the final incentive documentation is a condition to Buyer's obligation to close unless waived in writing.

7. CLOSING

7.1 Closing Date. The consummation of the transaction (the "Closing") will occur through the Escrow Agent on or before the date that is ninety (90) days after the Effective Date (the "Closing Date"), or on an earlier date agreed in writing. If the Closing Date falls on a weekend or legal holiday, Closing will occur on the next Business Day. Buyer may extend the Closing Date once, for up to thirty (30) days, by written notice if the Survey, parcel assembly/recombination, title cure, Buyer's utility commitment or service agreement, Project Approval review or Authority closing approvals remain pending despite Buyer's timely diligence, negotiations and submissions.

7.2 Seller Closing Deliveries. At Closing, Seller will deliver: (a) a duly executed special warranty deed, or other deed customarily used by the Authority and reasonably acceptable to Buyer and the title insurer, conveying marketable fee-simple title to the Property; (b) the final Survey and legal description; (c) an owner's affidavit and gap indemnity reasonably required by the title insurer; (d) evidence of Authority board approval and authorization; (e) a non-foreign affidavit under Section 1445 of the Internal Revenue Code, if applicable; (f) assignments of assignable warranties, plans, permits and contracts elected by Buyer; (g) keys and possession; (h) the settlement statement; and (i) other customary documents reasonably required to close.

7.3 Buyer Closing Deliveries. At Closing, Buyer will deliver: (a) the Purchase Price, less the Earnest Money and credits; (b) evidence of Buyer authority; (c) the settlement statement; and (d) other customary documents reasonably required to close.

7.4 Prorations and Costs. Real-property taxes, assessments, rents, utilities and similar items will be prorated as of Closing. Seller will pay the cost of the standard boundary survey, parcel assembly/recombination, deed preparation, Seller's title cure costs, Seller's legal fees and any transfer tax imposed on Seller. Buyer will pay the title premium, recording fees, Buyer's legal and diligence costs, ALTA/NSPS survey upgrades, Buyer's design and permit costs, and all utility study, reservation, deposit, connection, construction and service costs attributable to the Project. Each Party will pay its other costs unless this Agreement provides otherwise.

7.5 Possession. Seller will deliver exclusive possession of the Property at Closing, free of occupants, tenancies, service contracts and personal property not accepted by Buyer, except matters approved by Buyer in writing.

8. SELLER REPRESENTATIONS AND WARRANTIES

8.1 Seller Representations. Seller represents and warrants to Buyer as of the Effective Date and Closing, except as disclosed in writing to Buyer, that:

  Seller is duly constituted under Georgia law, has authority to execute and perform this Agreement, and will obtain all required board and governmental approvals before Closing;
  Seller owns, or before Closing will own and have authority to convey, the Property;
  Seller has not entered into any binding sale contract, option, lease, right of first refusal or other agreement affecting the Property that will survive Closing, except matters disclosed to Buyer;
  there is no pending litigation, condemnation proceeding or written governmental violation affecting the Property that Seller has received and not disclosed to Buyer;
  to Seller's actual knowledge, without independent investigation, Seller has not placed regulated hazardous substances on the Property in violation of applicable environmental law and has received no unresolved written environmental violation notice concerning the Property;
  Seller has not granted any broker, finder or advisor a right to a commission payable by Buyer, except as separately disclosed in writing; and
  Seller has not knowingly furnished Buyer a document containing a material misstatement of fact, although Seller does not warrant information prepared by third parties.

8.2 Survival. Seller's representations and warranties survive Closing for twelve (12) months. Claims based on fraud, intentional misrepresentation, title covenants in the deed, or obligations expressly stated to survive are not limited by that twelve-month period.

9. BUYER REPRESENTATIONS

9.1 Buyer Representations. Buyer is a corporation duly incorporated under California law, has authority to execute and perform this Agreement, and the person signing for Buyer is authorized to bind Buyer. Buyer has not granted any broker, finder or advisor a right to a commission payable by Seller, except as separately disclosed in writing.

10. PRE-CLOSING COVENANTS

10.1 Operation and Preservation. Before Closing, Seller will maintain the Property in substantially its present condition, ordinary wear and casualty excepted; will not remove material fixtures; and will not enter into a new lease, service contract, easement, encumbrance or sale agreement affecting the Property without Buyer's written consent, which will not be unreasonably withheld for ordinary utility or governmental matters that do not adversely affect the Project.

10.2 Public Statements and Confidentiality. The Parties will protect non-public customer, technical, financial and project information to the extent permitted by applicable law. Seller may disclose records or information required by the Georgia Open Records Act, public-meeting requirements, board-approval procedures or other law, but will, where legally permitted, give Buyer prompt notice before disclosure and reasonably cooperate regarding confidential or trade-secret treatment. No voluntary public announcement identifying Buyer's customer or non-public technical or financial terms will be made without Buyer's prior written consent.

11. CONDITION OF PROPERTY; CASUALTY; CONDEMNATION

11.1 As-Is Condition. Except for Seller's express representations, covenants and closing obligations, Buyer acknowledges that it will acquire the Property in its then-existing "AS IS, WHERE IS" condition, with all faults, after having the opportunity to inspect it. This provision does not waive Seller's obligations concerning title, parcel assembly, access, permit cooperation, fraud or intentional concealment.

11.2 Casualty or Condemnation. Seller bears the risk of loss until Closing. If before Closing a material casualty occurs or a condemnation is filed or threatened in writing, Buyer may terminate and receive the Earnest Money or proceed to Closing and receive any assignable insurance proceeds or condemnation award, together with an appropriate credit for any deductible or uninsured loss.

12. CLOSING CONDITIONS

12.1 Conditions for Buyer. Buyer's obligation to close is conditioned on: (a) Seller's representations being true in all material respects; (b) Seller's performance of its covenants; (c) marketable title and an insurable legal description; (d) completion of parcel assembly/recombination for the approximately 7.5-acre Property; (e) Buyer's independent receipt, negotiation and approval or waiver of the electric-capacity, other utility, permitting and incentive conditions; (f) no material casualty or condemnation; (g) Buyer's internal investment approval; and (h) delivery of all Seller closing documents. These conditions are for Buyer's benefit and may be waived only in writing by Buyer.

12.2 Conditions for Seller. Seller's obligation to close is conditioned on Buyer's representations being true in all material respects, Buyer's performance of its covenants, Buyer's delivery of the Purchase Price and Buyer's closing documents, and Seller's receipt of required Authority board approvals.

13. DEFAULT AND REMEDIES

13.1 Seller Default. If Seller materially defaults and fails to cure within five (5) Business Days after written notice, Buyer may elect to: (a) terminate and receive the Earnest Money plus reimbursement of Buyer's documented third-party diligence costs up to Fifty Thousand Dollars (US$50,000); or (b) seek specific performance and other equitable relief to the fullest extent permitted by law, together with recovery of reasonable attorneys' fees if awarded by a court. Buyer waives consequential and punitive damages except in the case of fraud or intentional misconduct.

13.2 Buyer Default. If Buyer materially defaults after expiration of the Due Diligence Period and fails to cure within five (5) Business Days after written notice, Seller's sole and exclusive monetary remedy will be retention of the Earnest Money as liquidated damages, the Parties acknowledging that actual damages would be difficult to determine. This limitation does not apply to Buyer's indemnity for physical damage caused by its site activities or to obligations expressly surviving termination.

14. MISCELLANEOUS

14.1 Assignment. Buyer may assign this Agreement, without Seller's consent, to an affiliate, project company, financing entity or customer-related special-purpose entity controlled by or under common control with VCI Energy Inc., provided the original Buyer remains liable until Closing unless Seller releases it in writing. Any other assignment requires Seller's reasonable consent.

14.2 Notices. Notices must be in writing and delivered by personal delivery, nationally recognized overnight courier, certified U.S. mail, or email with confirmation of transmission, to the addresses stated below the signature blocks or to a replacement address designated by notice. A notice is effective upon receipt, except email received after 5:00 p.m. local time is deemed received the next Business Day.

14.3 Entire Agreement; Amendments. This Agreement, including its exhibits, is the entire binding agreement concerning the transaction and supersedes prior non-binding proposals and discussions, including the LOI, except any confidentiality obligation expressly intended to survive. An amendment or waiver must be in a writing signed by both Parties.

14.4 Governing Law; Venue. Georgia law governs this Agreement. Subject to any sovereign-immunity or jurisdictional limitations that cannot legally be waived, any action arising from this Agreement will be brought in a court of competent jurisdiction in Treutlen County, Georgia. Each Party waives trial by jury to the fullest extent permitted by law.

14.5 Authority and Counterparts. Each signer represents that he or she is authorized to bind the applicable Party. This Agreement may be signed in counterparts and by electronic signature, each of which will be deemed an original and all of which together constitute one agreement.

14.6 Time; Business Days. Time is of the essence. "Business Day" means a day other than Saturday, Sunday or a Georgia legal holiday. If a deadline falls on a non-Business Day, it moves to the next Business Day.

14.7 No Third-Party Beneficiaries. This Agreement benefits only the Parties and their permitted successors and assigns, except the Escrow Agent may rely on the provisions relating to escrow.

14.8 Severability. If a provision is held unenforceable, it will be modified to the minimum extent necessary to be enforceable, and the remaining provisions will remain in effect.

14.9 Further Assurances. Before and after Closing, each Party will execute and deliver further documents and take further actions reasonably necessary to carry out this Agreement, provided no Party is required to assume a material new economic obligation not stated here.

SIGNATURES

The Parties have executed this Agreement effective as of the date of the last signature below.

SELLER:

TREUTLEN COUNTY DEVELOPMENT AUTHORITY

By: /s/ Rodney Broussard

Name: Rodney Broussard

Title: Chairman

Date: 09/23/2026

Notice Address:

1830 Martin Luther King Jr. Drive

Soperton, Georgia 30457

Attn: Sean Register / Board of Directors

Email: [INSERT]

Attest: ______________________________

Secretary

BUYER:

VCI ENERGY INC., a California corporation, or permitted assignee

By: /s/ Carl Wang

Name: Carl Wang

Title: CEO / Authorized Representative

Date: 9/23/2026

Notice Address:

798 N. 1st Street

San Jose, California 95112

Attn: Carl Wang

Email: [INSERT]

ESCROW AGENT ACKNOWLEDGMENT

The undersigned Escrow Agent acknowledges receipt of a fully executed copy of this Agreement and agrees to hold and disburse the Earnest Money in accordance with its terms.

Escrow Agent: ______________________________

By: ______________________________ Name/Title: ______________________________ Date: ____________________

EXHIBIT A

PRELIMINARY PROPERTY IDENTIFICATION

For identification only. Final acreage, parcel numbers, boundaries and legal descriptions are subject to survey, title review and parcel assembly/recombination.

BEFORE EXECUTION: Insert the current tax parcel identification numbers and/or recordable legal descriptions for each component parcel. The final Survey legal description should replace or supplement this preliminary exhibit by written amendment before Closing.

PROPERTY INFORMATION FROM TREUTLEN COUNTY DEVELOPMENT AUTHORITY.
VCI ENERGY
PROPERTY EXHIBIT
TREUTLEN COUNTY, GEORGIA
AUGUST 3, 2026
PREPARED FOR:
TREUTLEN COUNTY DEVELOPMENT AUTHORITY
PITTMAN ENGINEERING
2591 HWY 17 SUITE 303
RICHMOND HILL, GA 31324
912-445-0578
www.pittmanengineeringco.com
4.1 ACRE SITE
1.4 ACRE SITE
2.0 ACRE SITE

Preliminary configuration of the approximately 7.5-acre Property: approximately 4.1-acre improved parcel (red), approximately 2.0-acre parcel (green), and approximately 1.4-acre parcel (blue).

EXHIBIT A-2 - PRELIMINARY PARCEL RECOMBINATION REFERENCE

MODUTEK TREUTLAN CO.
DEVELOPMENT AUTHORITY
RECOMBINATION EXHIBIT
TREUTLEN COUNTY, GEORGIA
NOVEMBER 10, 2025
PREPARED FOR:
TREUTLEN COUNTY DEVELOPMENT AUTHORITY
PITTMAN ENGINEERING
2591 HWY 17 SUITE 303
RICHMOND HILL, GA 31324
912-445-0578
www.pittmanengineeringco.com
LAND TO BE POTENTIALLY TRANSFERRED FROM SRML INC TO MODUTEK - 1.0 AC
LAND TO BE TRANSFERRED FROM DEVELOPMENT AUTHORITY TO MODUTEK - 1.4 AC
TREUTLEN COUNTY DEVELOPMENT AUTHORITY - 2.7 AC
LAND TO BE TRANSFERRED FROM DEVELOPMENT AUTHORITY TO MODUTEK - 3.1 AC
PROPOSED PROPERTY LINE (TYP)
LAND TO BE TRANSFERRED FROM LANZATECH TO MODUTEK - 0.8 AC
ROAD AREA TO BE REMOVED AND TRANSFERRED FROM DEVELOPMENT AUTHORITY TO MODUTEK - 1.0 AC
LAND TO BE TRANSFERRED FROM LANZATECH TO MODUTEK - 1.3 AC
FUTURE RAILROAD (TYP)
BLDG TYPE - 2
BLDG TYPE - 2
BLDG TYPE - 2
BLDG TYPE - 1
BLDG TYPE - 1
BLDG TYPE - 1
TREUTLEN COUNTY DEVELOPMENT AUTHORITY - 2.0 AC
EXISTING PROPERTY LINE (TYP)
EXISTING ROAD AREA TO REMAIN UNDER DEVELOPMENT AUTHORITY - 0.8 AC
EXISTING MODUTEK LAND - 10.4 AC
20'
349'
482'
19'
50'

PROPERTY ACREAGE BREAKDOWN

OWNER	CURRENT	PROPOSED
MODUTEK	10.4 AC	19 AC
LANZATECH	228.0 AC	225.9 AC
TREUTLEN COUNTY D.A.	11 AC	5.5 AC
SRML INC.	1.0 AC	0.0 AC

BUILDING AREA BREAKDOWN

BUILDING TYPE 1 - 63,624 SF
BUILDING TYPE 2 - 46,058 SF

EXHIBIT B

PERMIT AND GOVERNMENTAL COOPERATION PROTOCOL

This Exhibit supplements Section 4 and defines Seller's limited owner-level and governmental coordination responsibilities. Buyer will lead, manage and pay for the Due Diligence, utility confirmation and contracting, design, permit preparation, application filing and technical review process. Nothing in this Exhibit requires Seller to guarantee any permit or utility service, negotiate or sign a utility service agreement, or bind a separate governmental body or utility.

Item	Cooperation Standard
Buyer-Led Diligence and Plans

Buyer will plan, manage and pay for the Due Diligence and will retain its own local consultants. During the Due Diligence Period and after Closing, Buyer will prepare, submit and prosecute plans and supporting materials reasonably sufficient for the requested application or agency meeting. Buyer may phase submissions as conceptual, preliminary and permit-level packages.

Owner Authorizations	Within five (5) Business Days after a reasonable request, Seller will execute legally permissible owner consents, application signatures, affidavits and access authorizations needed before Closing.
Government Coordination

Seller will designate a primary coordinator and use commercially reasonable efforts to arrange meetings or introductions with Treutlen County, the City of Soperton, fire and building officials, planning and zoning personnel, and other agencies having jurisdiction. Utility introductions may be made at Buyer's request, but Buyer will communicate and negotiate directly with each provider.

Utility Coordination

Buyer, or its designated project affiliate, is solely responsible for confirming utility capacity and terms and for negotiating, executing and paying for any utility study, reservation, deposit, service, construction or related agreement. Seller will only provide utility information already in its possession or control, reasonable introductions, and legally permissible owner consents, access authorizations or property-related easements reasonably necessary to serve the Property. Seller is not required to reserve capacity, sign a utility service agreement, pay utility charges or guarantee capacity, rates, timing or service.

Land-Use Support

Subject to law and public procedures, Seller will communicate its support for the Project as an economic-development use and reasonably assist with zoning confirmations, site-plan review, permit sequencing and processing of the applications submitted by Buyer.

Comment Resolution

Seller will reasonably assist with comments concerning ownership, title, site control, easements, access, parcel recombination and Authority-related matters. Buyer and its consultants will be responsible for all technical, design, environmental and utility comments.

Fees and Costs

Buyer pays all diligence and consultant costs, permit and application fees, and all utility study, reservation, deposit, connection, construction and service costs. Seller pays its internal administrative costs and only those third-party costs expressly allocated to Seller under the Agreement.

No Guarantee

Approvals and utility service remain subject to independent agency or provider review, applicable law, complete applications and separate utility agreements entered into by Buyer. Seller does not guarantee approval, capacity, rates, timing or third-party action.

Survival	This protocol begins during the Due Diligence Period and survives Closing for eighteen (18) months or until issuance of the initial building and site-development permits, whichever occurs first.